Exhibit 99.1

Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500
POLARIS REPORTS 2007 FOURTH QUARTER AND FULL YEAR RESULTS;
FULL YEAR 2007 EPS FROM CONTINUED OPERATIONS INCREASED 14% ON 7% SALES GROWTH
Highlights:
•	Fourth quarter and full year results met Company’s expectations in a tough economic environment

•	Fourth quarter 2007 sales increased 21% and earnings per diluted share increased 15% while dealer inventories declined in the fourth quarter compared to 2006

•	Full year 2007 sales increased 7% from the prior year; ATVs up 7%; snowmobiles up 14%; PG&A up 9% and International up 11%

•	Operating income improvement for the year attributable to sales growth and 40 basis point improvement in gross margin percentage

•	All businesses increased market share in 2007 and dealer core ATV inventories are much lower than a year ago

•	Polaris repurchased 1.9 million shares of its common stock during 2007 which, together with the accelerated share buyback in late 2006, generated a 12% reduction in weighted average diluted shares for 2007; Board increased the share repurchase authorization by an additional 3.5 million shares on January 24, 2008

•	For 2008, anticipate continued growth in sales and earnings driven by new products, gross margin improvements and continued profitable growth in international operations. Full year 2008 earnings is expected to be in the range of $3.28 to $3.40 with sales growth in the range of 3% to 5% for the year

•	On January 24, 2008 Polaris declared a 12% increase in the regular quarterly cash dividend, marking the 13th consecutive year of increased dividends
MINNEAPOLIS (January 29, 2008) — Polaris Industries Inc. (NYSE: PII) today reported net income from continuing operations of $1.07 per diluted share for the fourth quarter of 2007, a 15 percent increase from $0.93 per diluted share for the prior year’s fourth quarter. Net income from continuing operations for the fourth quarter 2007 was $38.0 million, an increase of five percent from the prior year’s fourth quarter net income from continuing operations of $36.1 million. Sales for the fourth quarter 2007 increased 21 percent to $541.4 million, compared to last year’s fourth quarter sales of $448.6 million.
Full Year results from continuing operations
     For the full year ended December 31, 2007, Polaris reported net income from continuing operations of $112.6 million, or $3.10 per diluted share, compared to $112.8 million or $2.72 per diluted share for the year ended December 31, 2006, representing a 14 percent increase on a per diluted share basis. Sales for the full year 2007 totaled $1,780.0 million, up seven percent compared to sales of $1,656.5 million for the full year 2006.
     “We are very pleased with our performance in 2007,” stated Tom Tiller, Chief Executive Officer. “We knew at the start of the year that we would face a challenging economy, but we also had confidence in the plan we laid out early last year. You will recall that we have three stated objectives over the next few years: win in the core; deliver operational excellence and grow the Company. We effectively executed on all three of these initiatives in 2007. We not only gained market share in every business during the year and witnessed the operational excellence initiatives we implemented take hold, but we also aggressively expanded sales in our growth businesses, particularly in our side-by-side business with the RANGER RZR™.
     Tiller continued, “We anticipate that many of the overall external challenges we experienced throughout 2007 will continue into 2008, as North American ATV retail sales for the industry are expected to decrease again in 2008 and the overall economic outlook is less than optimistic. However, as I have stated in the past, we are well positioned to weather the economic storm. Our underlying businesses are strong and we have a diverse portfolio of industry leading products with outstanding new additions continuing to fill the pipeline. Finally, the key ingredient to our continued success is the experienced, dedicated team of 3,500 employees that are committed to making Polaris a success.”
2008 Business Outlook
     Building off the success of 2007, the Company expects 2008 to be another positive year for Polaris. Taking into account the current economic and industry conditions, the uncertainty in the retail credit markets, dealer inventory levels and anticipated new product introductions, the Company expects full year 2008 sales to increase in the range of three to five percent from 2007 levels, resulting in full year 2008 earnings in the range of $3.28 to $3.40 per diluted share, representing six to ten percent growth in diluted earnings per share. First quarter 2008 earnings are expected to be in the range of $0.39 to $0.44 per diluted share, compared to $0.34 per diluted share for the first quarter 2007 on sales growth of 12 percent to 14 percent in the first quarter of 2008 compared to 2007. Tiller commented, “Our focus in 2008 remains consistent. We expect to win in the core with market share gains in ATVs and snowmobiles, and deliver further improvements in our operational excellence initiatives which will result in further core ATV inventory reductions and Company wide improvements in quality, costs and speed. Additionally, we have multiple opportunities to grow the Company in 2008 particularly in our RANGER side-by-side vehicles, international operations and military sales. Polaris is an innovation driven culture and our results demonstrate how that can be a significant competitive advantage. Despite the broader macroeconomic environment, we are confident that we have positioned Polaris to capitalize on the opportunities ahead that will result in continued growth in our sales and profitability.”
Discontinued Operations Results
     The Company ceased manufacturing marine products on September 2, 2004. As a result, the marine products division’s financial results are being reported separately as discontinued operations for all periods presented. The Company’s fourth quarter 2007 loss from discontinued operations was $0.3 million, net of tax, or $0.01 per diluted share, compared to a loss of $0.3 million, net of tax, or $0.01 per diluted share in the fourth quarter 2006. Reported net income for the fourth quarter 2007, including each of continuing and discontinued operations was $37.7 million, or $1.06 per diluted share compared to $32.4 million or $0.83 per diluted share in the fourth quarter of 2006 which included a $3.4 million loss on disposal of discontinued operations. For the full year ended December 31, 2007, the loss from discontinued operations was $0.9 million, after tax, or $0.03 per diluted share, compared to a loss of $0.8 million or $0.02 per diluted share in 2006. Reported net income for the full year ended December 31, 2007, including each of continuing and discontinued operations was $111.7 million or $3.07 per diluted share, compared to $107.0 million, or $2.58 per diluted share for the year ended December 31, 2006 which included a $5.4 million loss on disposal of discontinued operations and a cumulative effect of the SFAS 123(R) accounting change.

	Fourth Quarter ended			Full Year ended
Product line Information	December 31,			December 31,
(in thousands)	2007	2006	Change	2007	2006	Change
Snowmobiles	$80,202	$61,921	30%	$179,244	$156,930	14%
All-terrain Vehicles	336,750	278,732	21%	1,194,556	1,117,298	7%
Victory Motorcycles	36,122	33,825	7%	113,151	112,763	0%
Parts, Garments & Accessories	88,341	74,106	19%	293,058	269,527	9%

Total Sales	$541,415	$448,584	21%	$1,780,009	$1,656,518	7%

     ATV (all-terrain vehicle) sales in the 2007 fourth quarter increased 21 percent from the fourth quarter 2006. This increase reflects the continued success of the new RANGER RZR™ side-by-side recreation vehicle, and the initial success of the new RANGER Crew™ six passenger side-by-side utility vehicles which began shipping late in the fourth quarter. Additionally, the Company continued to experience solid demand for its base RANGER™ side-by-side utility vehicles during 2007 in an overall side-by-side industry that continues to expand. Core ATV shipments to dealers decreased in 2007 resulting in dealer inventories at year-end 2007 finishing at much lower levels than a year ago. The Company gained a modest amount of market share at retail in core ATVs in a declining overall core North American ATV market during 2007. Full year 2007 sales of ATVs increased seven percent over last year, a direct result of the success of the RANGER™ line of side-by-side vehicles.
     Sales of Victory motorcycles increased seven percent during the 2007 fourth quarter compared to the fourth quarter of 2006. Shipments to dealers as well as retail sales to consumers of the all-new Victory Vision™ touring models ramped up in the fourth quarter 2007 and that pace is expected to continue into 2008. Full year 2007 Victory motorcycle sales to dealers grew less than one percent compared to 2006, primarily due to the impact of the slowing industry on the cruiser side of the Victory motorcycle business. Although overall motorcycle industry retail sales in North America declined during 2007, Victory continued to increase retail sales to consumers, expand market share and maintain its industry-leading quality position. The Victory business remains a significant long-term growth opportunity for Polaris as the Company expects to continue to add new products and markets in the future.
     Snowmobile sales increased 30 percent during the 2007 fourth quarter compared to the prior year’s fourth quarter. The fourth quarter 2007 increase in sales reflects the benefit of product mix changes related to the timing of shipments of new models as well as the positive impact of currency movements. For the full year 2007, snowmobile sales increased 14 percent compared to the prior year reflecting significantly reduced beginning snowmobile dealer inventory levels in 2007 compared to the prior year.
     Parts, Garments, and Accessories sales increased 19 percent during the 2007 fourth quarter compared to last year’s fourth quarter driven primarily by increased shipments of snowmobile, Victory motorcycle and RANGER side-by-side related PG&A. Victory and RANGER related PG&A increased due to the increased sales of these vehicles in the fourth quarter 2007, particularly the new Victory Vision and the RANGER RZR™ models. Snowmobile related PG&A sales increased due to more consistent snowfall levels and better riding conditions in North America in the fourth quarter of 2007 compared to 2006. PG&A sales for the full year 2007 increased nine percent compared to 2006.
     Gross profit, as a percentage of sales, was 22.0 percent for the 2007 fourth quarter, a decrease of 160 basis points from 23.6 percent for the fourth quarter of 2006. Gross profit dollars increased 12 percent to $119.0 million for the 2007 fourth quarter compared to $105.9 million for the fourth quarter of 2006. The increase in gross profit dollars during the fourth quarter of 2007 was primarily due to increased sales of higher gross margin products, such as RANGER™ side-by-side vehicles and PG&A and the positive impact of foreign currency movements. The gross profit margin percentage decreased during the fourth quarter 2007 resulting from an increase in core ATV promotional costs incurred due to the slowing external market environment as well as increased warranty costs. For the full year 2007, gross profit, as a percentage of sales, was 22.1 percent, an increase of 40 basis points compared to 21.7 percent for the full year 2006. The increase is due to a favorable product mix change as the Company sold more side-by-side vehicles which typically have higher margins offset somewhat by increased promotional and warranty costs.
     Operating expenses for the fourth quarter 2007 increased one percent to $65.8 million compared to $65.1 million for the fourth quarter of 2006. Operating expenses as a percentage of sales decreased to 12.2 percent for the fourth quarter 2007 from 14.5 percent in the fourth quarter of 2006. Operating expense control in a slowing economy offset somewhat by higher advertising costs were the primary contributors to the improved operating expenses as a percentage of sales for the fourth quarter 2007. For the full year 2007, operating expenses increased ten percent to $262.3 million from $238.4 million in 2006. As a percentage of sales, operating expenses increased for full year 2007 to 14.7 percent of sales compared to 14.4 percent of sales for the full year 2006 primarily due to increased advertising costs as the North American core ATV market slowed as well as more normalized performance based incentive compensation expenses as the Company’s financial performance improved in 2007 compared to 2006.
     Income from financial services decreased 28 percent to $9.7 million in the 2007 fourth quarter, down from $13.5 million in the fourth quarter of 2006. For the full year 2007, Income from financial services decreased four percent to $45.3 million compared to $47.1 million in 2006. Income from financial services decreased in the fourth quarter and full year 2007 as the Company’s revolving retail credit provider, HSBC, discontinued the financing of non-Polaris products at Polaris dealerships during the third quarter 2007.
     Interest expense decreased to $2.9 million for the 2007 fourth quarter compared to $3.6 million for the fourth quarter of 2006 due to lower interest rates during the fourth quarter 2007. For the full year 2007, interest expense increased to $15.1 million compared to $9.8 million in 2006 due to higher debt levels maintained during the year related to the accelerated share repurchase transaction completed in December 2006.
     Income from manufacturing affiliates (which historically has primarily represented the Company’s portion of income from the investment in KTM, net of tax), was $0.4 million for the fourth quarter 2007 compared to $0.0 million for the fourth quarter 2006. The fourth quarter 2007 income represents cash dividends received on the KTM common stock investment during the quarter. As has been previously disclosed, during the first half of 2007 Polaris sold the majority of its investment in KTM.
     The Income tax provision for the fourth quarter and year-to-date 2007 periods was recorded at a rate of 35.8 percent and 33.9 percent of pretax income, respectively, compared to 32.2 percent and 31.1 percent for the respective periods in 2006. The higher income tax rates in the fourth quarter and year-to-date 2007 periods are primarily due to the resolution of certain tax issues in the 2007 periods compared to more favorable tax events in the 2006 periods.
Financial Position and Cash Flow
     Net cash provided by operating activities from continuing operations increased 40 percent to $213.2 million for the year ended December 31, 2007 compared to $152.8 million for the full year 2006. The increase in net cash provided by operating activities for the full year 2007 was primarily due to a reduction in factory inventory levels in 2007 and an increase in accrued expenses primarily due to more normalized incentive compensation expenses and increased promotional costs accrued in 2007. Total debt of $200.0 million at December 31, 2007 resulted from the term loan utilized to complete the accelerated share repurchase transaction in 2006. The Company’s debt-to-total capital ratio was 54 percent at December 31, 2007, compared to 60 percent at the end of 2006. Cash and cash equivalents were $63.3 million at December 31, 2007 compared to $19.6 million for the prior period.
Share Buyback Activity
     During the fourth quarter 2007 the Company repurchased and retired 1.1 million shares of its common stock bringing the total shares repurchased to 1.9 million shares for the year ended December 31, 2007 at a total cost of $103.1 million. On January 24, 2008, the Board of Directors authorized an additional 3.5 million shares for repurchase. The additional share repurchase authorization together with the 2.9 million shares remaining available for repurchase under the prior authorization represents approximately 19 percent of the shares of Polaris common stock currently outstanding. Polaris may repurchase the balance of the share authorization from time to time in open market or privately negotiated transactions in accordance with applicable federal securities laws.
Polaris’ Board of Directors Increases Dividend for 2008
     On January 24, 2008, the Company announced that its Board of Directors approved a 12 percent increase in the regular quarterly cash dividend, the 13th consecutive year of increased dividends, effective with the 2008 first quarter dividend payment. The first quarter dividend of $0.38 per share will be payable on February 15, 2008 to shareholders of record at the close of business on February 1, 2008.
Conference Call to be Held
     Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call to discuss its fourth quarter and full year 2007 financial results. Tom Tiller, CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President Finance and CFO, will host the conference call.

     To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada or 706-679-2596 internationally. The conference call will also be broadcast live over the Internet at www.polarisindustries.com (click on Our Company then Investor Relations).
     A replay of the conference call will be available approximately two hours after the call concludes for a one-week period by accessing the same link on our website, or by dialing 800-642-1687 in the U.S. and Canada or 706-645-9291 internationally. The Conference I.D. is 4159093.
About Polaris
     With annual 2007 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets all-terrain vehicles (ATVs), including the Polaris RANGER™, snowmobiles and Victory motorcycles for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the cruiser and touring motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.
     Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
     Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2008 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail credit markets; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For the Year
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Sales	$541,415	$448,584	$1,780,009	$1,656,518
Cost of sales	422,458	342,697	1,386,989	1,297,159

Gross profit	118,957	105,887	393,020	359,359
Operating expenses
Selling and marketing	31,032	27,406	123,897	108,890
Research and development	18,829	20,339	73,587	73,889
General and administrative	15,965	17,334	64,785	55,584

Total operating expenses	65,826	65,079	262,269	238,363

Income from financial services	9,650	13,493	45,285	47,061

Operating Income	62,781	54,301	176,036	168,057

Non-operating Expense (Income):
Interest expense	2,900	3,644	15,101	9,773
Income from manufacturing affiliates	(441)	(28)	(471)	(3,642)
Gain on sale of manufacturing affiliate shares	—	—	(6,222)	—
Other expense (income), net	1,140	(2,604)	(2,708)	(1,853)

Income before income taxes	59,182	53,289	170,336	163,779

Provision for Income Taxes	21,181	17,163	57,738	50,988

Net Income from continuing operations	$38,001	$36,126	$112,598	$112,791
Loss from discontinued operations, net of tax	(290)	(346)	(948)	(812)
Loss on disposal of discontinued operations, net of tax	—	(3,380)	—	(5,401)
Cumulative effect of accounting change, net of tax	—	—	—	407

Net Income	$37,711	$32,400	$111,650	$106,985

Basic Net Income per share
Continuing operations	$1.11	$0.95	$3.20	$2.80
Loss from discontinued operations	$(0.01)	$(0.01)	$(0.03)	$(0.02)
Loss on disposal of discontinued operations	$—	$(0.09)	$—	$(0.13)
Cumulative effect of accounting change	—	—	—	0.01

Net Income	$1.10	$0.86	$3.17	$2.65

Diluted Net Income per share
Continuing operations	$1.07	$0.93	$3.10	$2.72
Loss from discontinued operations	$(0.01)	$(0.01)	$(0.03)	$(0.02)
Loss on disposal of discontinued operations	$—	$(0.09)	$—	$(0.13)
Cumulative effect of accounting change	—	—	—	0.01

Net Income	$1.06	$0.83	$3.07	$2.58

Weighted average shares outstanding:
Basic	34,359	37,835	35,236	40,324

Diluted	35,417	38,846	36,324	41,451

All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
Subject to Reclassification
(In Thousands)
(Unaudited)

	December 31, 2007	December 31, 2006
Assets
Current Assets
Cash and cash equivalents	$63,281	$19,566
Trade receivables, net	82,884	63,815
Inventories, net	218,342	230,533
Prepaid expenses and other	17,643	19,940
Deferred tax assets	65,406	59,107

Total current assets	447,556	392,961

Property and equipment, net	204,351	204,001
Investments in finance affiliate	53,801	55,629
Investments in manufacturing affiliates	32,110	99,433
Deferred income taxes	5,572	1,595
Goodwill, net	26,447	25,040
Intangible and other assets, net	44	132

Total Assets	$769,881	$778,791

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$90,045	$100,672
Accrued expenses	291,093	252,446
Income taxes payable	4,806	3,940
Current liabilities from discontinued operations	2,302	4,362

Total current liabilities	388,246	361,420

Long term taxes payable	8,653	—
Borrowings under credit agreement	200,000	250,000

Total liabilities	$596,899	$611,420

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized, 34,212 and 35,455 shares issued and oustanding	$342	$355
Additional paid-in capital	—	—
Retained earnings	146,763	152,219
Accumulated other comprehensive income , net	25,877	14,797

Total shareholders’ equity	$172,982	167,371

Total Liabilities and Shareholders’ Equity	$769,881	$778,791

     All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Subject to Reclassification
(In Thousands)
(Unaudited)

	For the Year
	Ended December 31,
	2007	2006
Operating Activities:
Net income before cumulative effect of accounting change	$111,650	$106,577
Net loss from discontinued operations	948	6,213

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,093	71,164
Noncash compensation	19,759	13,402
Noncash income from financial services	(5,268)	(15,907)
Noncash income from manufacturing affiliates	(46)	(3,642)
Deferred income taxes	(10,276)	1,299
Changes in current operating items:
Trade receivables	(19,069)	14,534
Inventories	12,191	(28,513)
Accounts payable	(10,627)	3,608
Accrued expenses	38,648	(11,284)
Income taxes payable	9,519	(5,487)
Prepaid expenses and others, net	3,644	790

Net cash provided by continuing operations	213,166	152,754
Net cash flow (used for) discontinued operations	(3,008)	(7,131)

Net cash provided by operating activities	210,158	145,623

Investing Activities:
Purchase of property and equipment	(63,747)	(52,636)
Investments in finance affiliate, net	7,096	19,878
Proceeds from sale of shares of manufacturing affiliate	77,086	—
Distributions from manufacturing affiliates	—	1,706

Net cash provided by (used for) investing activities	20,435	(31,052)

Financing Activities:
Borrowings under credit agreement	368,000	1,131,000
Repayments under credit agreement	(418,000)	(899,000)
Repurchase and retirement of common shares	(103,100)	(307,621)
Cash dividends to shareholders	(47,739)	(50,234)
Tax effect of proceeds from stock based compensation exercises	2,232	2,003
Proceeds from stock issuances under employee plans	11,729	9,172

Net cash used for financing activities	(186,878)	(114,680)

Net increase (decrease) in cash and cash equivalents	43,715	(109)

Cash and cash equivalents at beginning of period	19,566	19,675

Cash and cash equivalents at end of period	$63,281	$19,566

All periods reflect the classification of the Marine Division results as discontinued operations.